Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports First Quarter 2011 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)—April 26, 2011--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended March 31, 2011.

 Highlights

■	Increased quarterly FFOM by 69.1 percent to $37.3 million or $0.54 per fully diluted share compared to $22.0 million or $0.41 per fully diluted share in the first quarter prior year.

■	Increased same store wholly-owned net operating income ("NOI") by 7.0 percent over the first quarter 2010.

■	Increased same store wholly-owned occupancy to 98.4 percent as of March 31, 2011 compared to 96.0 percent for the same date prior year.

■
Leased same store wholly-owned portfolio for the upcoming academic year to 84.6 percent applied for and 76.7 percent leased as of April 22, 2011 with an average rental rate increase of 2.9 percent.  This compares to 79.3 percent applied for and 73.4 percent leased for the same date prior year.

■	Leased the company’s three new owned development projects scheduled to open Fall 2011 to an average of 99.0 percent for the upcoming academic year as of April 22, 2011.

■
Closed on financing and commenced construction on two third-party development projects comprising $7.1 million of third-party development revenue with approximately 60 percent of the revenue anticipated to be earned in 2011.

■	Executed the disposition of three unencumbered wholly-owned properties containing 1,416 beds for a total sale price of $47.6 million, which closed subsequent to quarter end.

 First Quarter 2011 Operating Results

Revenue for the 2011 first quarter totaled $101.6 million, up 27.1 percent from $80.0 million in the first quarter 2010. Operating income for the quarter increased $9.3 million or 40.0 percent over the prior year first quarter primarily due to the acquisition of 17 properties during 2010, increased occupancy and rental rates for the 2010-2011 academic year, and development fees earned from two third-party development projects that commenced construction during the first quarter 2011. Net income for the 2011 first quarter totaled $17.4 million, or $0.25 per fully diluted share, compared with net loss of $2.2 million, or $0.05 per fully diluted share, for the same quarter in 2010. This change was primarily a result of the increases in operating income discussed above, as well as a $3.6 million loss on disposition of real estate recognized during the 2010 first quarter from the sale of Cambridge at Southern in March 2010 and a $4.0 million impairment charge recorded during the 2010 first quarter for Campus Walk - Oxford, which was sold in April 2010.  FFO for the 2011 first quarter totaled $39.8 million, or $0.58 per fully diluted share, as compared to $19.6 million, or $0.36 per fully diluted share for the same quarter in 2010.  FFOM for the 2011 first quarter was $37.3 million, or $0.54 per fully diluted share as compared to $22.0 million, or $0.41 per fully diluted share for the same quarter in 2010. A reconciliation of FFO and FFOM to net income is shown on Table 3.

NOI for same store wholly-owned properties was $42.4 million in the quarter, up 7.0 percent from $39.7 million in the 2010 first quarter. Same store wholly-owned property revenues increased by 4.9 percent over the 2010 first quarter due to an increase in occupancy and average rental rates for the 2010-2011 academic year.  Same store wholly-owned operating expenses increased 2.2 percent during the quarter as compared to the prior year's quarter primarily due to increases in a variety of items such as utilities, maintenance, and payroll. NOI for the total wholly-owned property portfolio increased 26.5 percent to $50.6 million for the quarter from $40.0 million in the comparable period of 2010.

“Our first quarter results reflect solid execution of our strategic plan, creating significant value for our shareholders," said Bill Bayless, American Campus CEO.  "With 7.0 percent same store NOI growth compared to the first quarter of last year, we continue to improve our operating margin and increase core value.  In addition, we made significant progress on the accretive recycling of our capital via dispositions and reinvestment in our high-yield development pipeline. We continue to derive benefits from our diversified growth capabilities, industry leading operational platform, and strong performance of the ACC team."

Portfolio Update

On April 5, 2011, the company completed the disposition of Villas on Apache, a wholly-owned asset containing 288 beds in Tempe, AZ, for a sale price of $14.8 million.

Also subsequent to quarter end, the company completed the disposition of River Club Apartments, containing 792 beds, and River Walk Townhomes, containing 336 beds, for sale prices of $23.0 million and $9.8 million, respectively.  Both communities are located in Athens and serve students attending the University of Georgia.

Construction on Lobo Village, the 864-bed owned project on the University of New Mexico campus, is 70 percent complete and the community is currently 99.5 percent pre-leased for the upcoming academic year.

Villas at Babcock, the 792-bed owned off-campus community serving students attending University of Texas – San Antonio, is 100 percent pre-leased for the upcoming academic year with 89 percent of construction complete.

Villas on Sycamore, the 680-bed owned off-campus community serving students at Sam Houston State University, is currently 96.6 percent pre-leased for the 2011-2012 academic year with construction 85 percent complete.

Construction on College Station, the 978-bed owned high-rise project located on the Portland State University campus, is currently 13 percent complete.  Pre-leasing for the community will commence during the 2011 third quarter with occupancy scheduled for August 2012.

During the quarter, ACC closed on financing and commenced construction on two third-party development projects: a residence hall containing 1,008 beds at Northern Illinois University representing $4.6 million in third-party revenue, and Cardinal Court apartment community containing 896 beds at Illinois State University representing $2.6 million in third-party revenue. Both projects are scheduled to open Fall 2012.

At-The-Market (ATM) Share Offering Program

During the quarter, the company sold 358,500 shares of common stock under the ATM program at a weighted average price of $31.77 per share for net proceeds of approximately $11.2 million. Subsequent to quarter end, ACC sold an additional 751,139 shares of common stock at a weighted average price of $32.75 per share for net proceeds of approximately $24.2 million. The proceeds raised under the program are being used to match fund the company's development activity.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss first quarter and the 2011 outlook on Wednesday, April 27, 2011 at 11 a.m. EDT (10:00 a.m. CDT). To participate by telephone, call 800-638-4817 passcode 64132607 at least five minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website.  A replay of the conference call will be available beginning two hours after the end of the call until May 4, 2011 by dialing 888-286-8010 or 617-801-6888 passcode 56353444. The replay also will be available for 30 days at www.americancampus.com and at www.earnings.com.  The call will also be available as a podcast on www.reitcafe.comwww.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts (“NAREIT”) currently defines Funds from Operations (“FFO”) as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from depreciable operating property sales, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes impairment charges.  FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 102 student housing properties containing approximately 63,700 beds. Including its owned, joint venture and third-party managed properties, ACC's total managed portfolio consists of 137 properties with approximately 88,400 beds. Visit www.americancampus.com for the corporate site or www.studenthousing.com for the property site.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2011	December 31, 2010
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$2,417,104	$2,433,844
Wholly-owned properties held for sale	33,190	-
On-campus participating properties, net	61,666	62,486
Investments in real estate, net	2,511,960	2,496,330

Cash and cash equivalents	31,922	113,507
Restricted cash	27,546	26,764
Student contracts receivable, net	4,139	5,736
Other assets	53,785	51,147

Total assets	$2,629,352	$2,693,484

Liabilities and equity
Liabilities:
Secured mortgage, construction and bond debt	$1,085,925	$1,144,103
Senior secured term loan	100,000	100,000
Secured agency facility	101,000	101,000
Accounts payable and accrued expenses	25,786	34,771
Other liabilities	61,229	61,011
Total liabilities	1,373,940	1,440,885

Redeemable noncontrolling interests	33,712	34,704

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	672	667
Additional paid in capital	1,476,907	1,468,179
Accumulated earnings and dividends	(254,788)	(249,381)
Accumulated other comprehensive loss	(4,758)	(5,503)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	1,218,033	1,213,962
Noncontrolling interests	3,667	3,933
Total equity	1,221,700	1,217,895

Total liabilities and equity	$2,629,352	$2,693,484

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2011	2010
Revenues:
Wholly-owned properties	$87,999	$69,619
On-campus participating properties	7,647	7,311
Third-party development services	3,824	574
Third-party management services	1,830	2,214
Resident services	341	252
Total revenues	101,641	79,970

Operating expenses:
Wholly-owned properties	38,721	30,703
On-campus participating properties	1,744	2,399
Third-party development and management services	2,682	3,099
General and administrative	2,773	2,753
Depreciation and amortization	21,900	17,121
Ground/facility leases	1,156	571
Total operating expenses	68,976	56,646

Operating income	32,665	23,324

Non-operating income and (expenses):
Interest income	50	17
Interest expense	(14,013)	(14,945)
Amortization of deferred financing costs	(1,230)	(1,028)
Loss from unconsolidated joint ventures	(12)	(1,414)
Total nonoperating expenses	(15,205)	(17,370)

Income before income taxes and discontinued operations	17,460	5,954
Income tax provision	(143)	(143)
Income from continuing operations	17,317	5,811

Discontinued operations:
Income (loss) attributable to discontinued operations	563	(4,220)
Loss from disposition of real estate	-	(3,646)
Total discontinued operations	563	(7,866)

Net income (loss)	17,880	(2,055)
Net income attributable to noncontrolling interests	(467)	(134)

Net income (loss) attributable to American Campus Communities, Inc. and Subsidiaries	$17,413	$(2,189)
Net income (loss) per share attributable to American Campus Communities, Inc. and Subsidiaries common stockholders:
Basic	$0.26	$(0.05)
Diluted	$0.25	$(0.05)
Weighted- average common shares outstanding:
Basic	66,956,764	52,235,644
Diluted	67,554,918	52,805,966

Table 3
American Campus Communities, Inc. and Subsidiaries
Calculation of FFO and FFOM
(dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2011	2010
Net income (loss) attributable to American Campus Communities, Inc. and Subsidiaries	$17,413	$(2,189)
Noncontrolling interests	467	134
Loss from disposition of real estate	-	3,646
Loss from unconsolidated joint ventures	12	1,414
FFO from unconsolidated joint ventures 1	4	(807)
Real estate related depreciation and amortization	21,907	17,438

Funds from operations (“FFO”)	39,803	19,636

Elimination of operations of on-campus participating properties and unconsolidated joint venture:
Net income from on-campus participating properties	(2,642)	(2,145)
Amortization of investment in on-campus participating properties	(1,098)	(1,079)
FFO from Hampton Road unconsolidated joint venture2	-	160
	36,063	16,572

Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow 3	841	306
Management fees	350	333
Impact of on-campus participating properties	1,191	639
Elimination of provision for asset impairment–wholly-owned property 4	-	4,036
Elimination of provision for asset impairment-unconsolidated joint venture 5	-	782
Funds from operations-modified ("FFOM”)	$37,254	$22,029

FFO per share – diluted	$0.58	$0.36

FFOM per share – diluted	$0.54	$0.41

Weighted average common shares outstanding -diluted	68,610,982	54,108,993

1
Represents our share of the FFO from three joint ventures in which we are or were a minority partner.  Includes the Hampton Roads Military Housing joint venture in which we have a minimal economic interest as well as our 10% noncontrolling interest in two joint ventures (the “Fidelity Joint Ventures”) formed or assumed as part of the company's acquisition of GMH. In September and November 2010, we purchased Fidelity’s 90% interest in 14 joint venture properties. Subsequent to the acquisition, the 14 properties are now wholly-owned and are consolidated by the company. One property was not acquired and will continue to be owned by one of the Fidelity Joint Ventures.

2
Our share of the FFO from the Hampton Roads Military Housing unconsolidated joint venture is excluded from the calculation of FFOM, as management believes this amount does not accurately reflect the company's participation in the economics of the transaction.

3
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents actual cash received for the year-to-date periods and amounts accrued for the interim periods.

4
Represents an impairment charge recorded during the three months ended March 31, 2010 for Campus Walk – Oxford, a property that was sold in April 2010.  Although impairment charges are included in the calculation of net income (loss) and FFO, the company excludes such charges from FFOM because it believes the inclusion of such charges is inconsistent with the treatment of gains and losses on the disposition of real estate, which are not included in FFO.  Additionally, the company believes that excluding impairment charges from FFOM more appropriately presents the operating performance of the company’s real estate investments on a comparative basis.

5	Represents our share of an impairment charge recorded during the three months ended March 31, 2010 for a property owned through one of our unconsolidated Fidelity Joint Venures.

CONTACT: American Campus Communities, Inc., Austin

Gina Cowart, 512-732-1000